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                                  EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Intelispan, Inc.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in the registration statement on Form SB-2.

Our report dated February 12, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                             /s/ KPMG LLP
Phoenix, Arizona
January 7, 2000